Exhibit 4.2

WARRANT AGREEMENT
Dated as of May 18, 2009
by and between
Grubb & Ellis Company
and
Deutsche Bank Trust Company Americas
Fifth Third Bank
JPMorgan Chase, N.A.
KeyBank National Association

WARRANT AGREEMENT

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		Page

SECTION 24.	Governing Law; Jurisdiction	30

SECTION 25.	Benefits of this Warrant Agreement	30

SECTION 26.	Counterparts	30

SECTION 27.	Enforcement	30

SECTION 28.	Further Assurances	31

SECTION 29.	Entire Agreement	31
EXHIBIT A — Form of Warrant Certificate
EXHIBIT B — Allocation of Warrants

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WARRANT AGREEMENT
          WARRANT AGREEMENT (this “Warrant Agreement”) dated as of May 18, 2009 by and between Grubb & Ellis Company, a Delaware corporation (the “Company”), and the Holders listed in Exhibit B.
          WHEREAS, the Company is issuing the Warrants in accordance with that certain Third Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Facility”), by and among Company, the guarantors named therein, the lenders named therein, Deutsche Bank Trust Company Americas, as syndication agent, Deutsche Bank Securities Inc., as sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas, as initial issuing bank, swing line bank and administrative agent; and
          WHEREAS, the Warrants entitle the holders of such Warrants, upon proper exercise, during the Exercise Period (as defined in Section 1), to receive from the Company such number of shares (the “Warrant Shares”) of Company’s common stock, par value $0.01 per share (each, a “Share”) at a price of $0.01 per Share (the “Exercise Price”), that, in the aggregate, after giving effect to the Shares issuable upon the exercise of the Warrants, on October 1, 2009, constitute fifteen percent (15%) of the issued and outstanding Shares of the Company on a fully diluted basis. The number of Warrant Shares and the Exercise Price shall be subject to adjustment as provided herein. The Warrants shall be allocated among the Holders as provided on Exhibit B hereto.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:
     SECTION 1. Defined Terms.
          “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Additional Shares” shall mean all Shares issued or sold by the Company on or after the date hereof.
          “Administrative Agent” shall have the meaning set forth in the Credit Facility.
          “Bank Holding Company Affiliate” shall mean, with respect to any Holder that is a BHCA Holder, (a) if such Holder is a bank holding company, any company controlled by such bank holding company or (b) the bank holding company that controls such Holder and any other Person controlled by such bank holding company.
          “BHCA Holder” shall mean a bank holding company or a subsidiary of a bank holding company.
          “Blackout Period” shall have the meaning set forth in Section 18.3 of this Warrant Agreement.

          “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law to close.
          “Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (b) with respect to any other Person, any and all partnership, membership or other equity interests of such Person.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Commitments” shall have the meaning set forth in the Credit Facility.
          “Company” shall have the meaning set forth in the preamble hereto.
          “Credit Facility” shall have the meaning set forth in the preamble hereto.
          “Convertible Securities” shall mean evidences of indebtedness or Equity Interests which are convertible into or exchangeable or exercisable for Additional Shares, either immediately or upon the arrival of a specified date or the happening of a specified event.
          “Convertible Security Value” shall mean the fair market value of a Convertible Security on the date of issuance, determined in good faith by the Company on a reasonable basis, less the proceeds received by the Company for such conversion or exchange.
          “Current Market Price” per Share on any date specified herein, shall mean the average daily Market Price during the period of the most recent twenty (20) days, ending on such date, on which the national securities exchanges were open for trading, except that if no Shares are then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date.
          “Demand for Registration” shall have the meaning set forth in Section 18.2 of this Warrant Agreement.
          “Demand Registration” shall have the meaning set forth in Section 18.2 of this Warrant Agreement.
          “Demand Registration Statement” shall have the meaning set forth in Section 18.2 of this Warrant Agreement.
          “Equity Interests” shall mean Capital Stock or warrants, options or other rights to acquire Capital Stock.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any applicable time.
          “Exempt Issuances” shall mean:
          (a) the grant or issuance of the Warrants or the issuance of any Warrant Shares upon exercise of any Warrant; or

          (b) issuances or grants which are approved by each Holder as not being subject to the anti-dilution provisions set forth in this Warrant Agreement.
          “Exercise Date” shall have the meaning set forth in Section 7.8 of this Warrant Agreement.
          “Exercise Period” shall mean the period commencing on October 1, 2009 and continuing until 5:00 p.m. New York City time on September 30, 2019.
          “Exercise Price” shall mean, on the date hereof, the purchase price per Share as set forth in the recitals hereto, and thereafter shall mean such dollar amount as shall result from the adjustment specified in Section 8.
          “Expiration Date” shall mean the earlier of (a) 5:00 p.m. New York City time on September 30, 2019, or (b) if the Company completes the Recapitalization Plan, the date such Recapitalization Plan was completed.
          “FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
          “Holder” shall mean any Person that is or Persons that are the registered holder(s) of the Warrants or Warrant Shares as registered on the Warrant register maintained by the Company in accordance with this Warrant Agreement.
          “KV Agreement” shall mean that certain registration rights agreement dated as of April 28, 2006 by and among the Company, Kojaian Ventures L.L.C. and Kojaian Holdings, LLC.
          “KV Registration Rights” shall mean those certain registration rights with respect to the Company’s securities as set forth in the KV Agreement.
          “Lender” shall have the meaning set forth in the Credit Facility.
          “Loans” shall mean the aggregate principal amount of loans made under the Credit Facility.
          “Majority Holders” shall mean Holders of Warrants evidencing a majority in number of the total number of Shares at the time purchasable upon the exercise of all then outstanding Warrants.
          “Market Price” shall mean, on any date specified herein, the amount per Share equal to (a) if Shares are then listed or admitted to trading on any national securities exchange, the last sale price of such Share on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the Shares are then listed or admitted to trading, (b) if Shares are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by FINRA, the last trading price of the Shares on such date, (c) if there shall have been no trading on such date or if the Shares are not so designated, the average of the closing bid and asked prices of the Shares on such date as shown by FINRA automated quotation system, or (d) if Shares are not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined by a nationally recognized investment bank selected by the Company and reasonably acceptable to the Holders.

          “Maximum Number of Demand Securities” shall have the meaning set forth in Section 18.2 of this Warrant Agreement.
          “Maximum Number of Securities” shall have the meaning set forth in Section 18.1 of this Warrant Agreement.
          “Officers” shall mean, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, or any Vice-President.
          “Option” shall mean any warrant, option or other right to subscribe for or purchase Additional Shares or Convertible Securities.
          “Other Securities” shall mean any Shares (other than Warrant Shares) and other Equity Securities of the Company or any other Person (corporate or otherwise) which a Holder at any time shall be entitled to receive, or shall have received, upon exercise of the Warrants held by such Holder or pursuant to Section 10 hereof, in lieu of or in addition to Warrant Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Warrant Shares or Other Securities received in an earlier exchange, exercise or replacement of Warrant Shares.
          “Participating Demand Holders” shall have the meaning set forth in Section 18.2 of this Warrant Agreement.
          “Participating Piggy-Back Holders” shall have the meaning set forth in Section 18.1 of this Warrant Agreement.
          “Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity.
          “Piggy-Back Registration” shall have the meaning set forth in Section 18.1 of this Warrant Agreement.
          “Piggy-Back Registration Statement” shall have the meaning set forth in Section 18.1 of this Warrant Agreement.
          “Qualified Purchaser” shall mean any institutional “Accredited Investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
          “Recapitalization Plan” shall have the meaning set forth in the Credit Facility.
          “Registrable Securities” shall mean any Warrant Shares and any securities or class of securities issued or issuable with respect to any Warrant Shares by way of a split, dividend, or other division of securities, or in connection with a combination of securities, conversion, exchange, replacement, recapitalization, merger, consolidation, or other reorganization or otherwise.
          “Registration Statement” shall mean a Demand Registration Statement, a Piggy-Back Registration Statement and/or a Shelf Registration Statement, as the case may be.
          “Required Lenders” shall have the meaning set forth in the Credit Facility, except that “majority in interest” shall be substituted with “66 2/3% in interest.”

          “SEC” shall mean the Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any applicable time.
          “Shares” shall have the meaning set forth in the preamble hereto.
          “Shelf Registration Statement” shall have the meaning set forth in Section 18.2 of this Warrant Agreement.
          “Total Holders’ Interest” shall mean a special economic interest in the Company entitling the Holders to receive fifteen percent (15%) of the aggregate Shares in the Company, on the fully diluted basis, as such number of Shares representing such right is adjusted in accordance with Section 9 of this Warrant Agreement.
          “Transfer” shall have the meaning set forth in Section 6.1 of this Warrant Agreement.
          “Transfer Agent” shall have the meaning set forth in Section 13.2 of this Warrant Agreement.
          “Voting Stock” shall mean any equity security entitling the holder of such security to vote at meetings of shareholders except an equity security which entitles the holder of such security to vote only upon the occurrence of some contingency, unless that contingency shall have occurred and be continuing.
          “Warrants” shall mean the warrants issued pursuant to this Warrant Agreement and represented by Warrant Certificates, and all warrants issued upon transfer, division or combination of, or in substitution thereof.
          “Warrant Agreement” shall have the meaning set forth in the preamble hereto.
          “Warrant Certificates” shall have the meaning set forth in Section 2 of this Warrant Agreement.
          “Warrant Shares” shall have the meaning set forth in the preamble hereto.
     SECTION 2. Warrant Certificates. The certificates evidencing the Warrants to be delivered pursuant to this Warrant Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto (“Warrant Certificates”) and may have such letters, numbers, or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the Officers of the Company executing the same may approve (with execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Warrant Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any exchange, inter-dealer quotation system or regulated quotation service on which the Warrants or the Shares may be listed or quoted, as the case may be.
     SECTION 3. Issuance of Warrants. Upon issuance in accordance with Section 6, each Warrant Certificate shall evidence one or more Warrants. Each Warrant evidenced thereby entitles the Holder,

upon proper exercise to receive from the Company the stated number of Warrant Shares at the Exercise Price, as adjusted as provided herein.
     SECTION 4. Execution of Warrant Certificates.
          4.1 Execution by an Officer of the Company. Warrant Certificates shall be signed on behalf of the Company by any Officer thereof under its corporate seal. The seal of the Company may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrant Certificates. The Warrant Certificates may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instruments; provided, however if the Warrant Certificate is executed in counterparts, the corporate seal may be imprinted on only one such counterpart. Each such signature upon any Warrant Certificate may be of the present or any future Officer of the Company, notwithstanding the fact that at the time any Warrant Certificate shall be delivered or disposed of by the Company such Officer shall have ceased to hold such office, so long as, and the Company hereby represents that, under the Company’s Certificate of Incorporation and By-Laws, any Warrants or Warrant Shares so issued would be validly issued. Any Warrant Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Warrant Certificate, shall be a proper Officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such Person was not such Officer, so long as, and the Company hereby represents that, under the Company’s Certificate of Incorporation and By-Laws, any Warrants or Warrant Shares so issued would be validly issued.
          4.2 Date of Warrant Certificate. Warrant Certificates shall be dated the date of execution by the Company and shall represent one or more whole Warrants.
     SECTION 5. Registration and Countersignature.
          5.1 Warrant Register. The Company shall number and register the Warrant Certificates in a Warrant register as they are issued by the Company. The Warrant register will show the names and addresses of the Holders, the numbers of Warrants and Warrant Shares evidenced on the face of each Warrant Certificate and the date of each Warrant Certificate.
          5.2 Absolute Ownership. The Company may deem and treat the Holders as the absolute owner(s) of the Warrant Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and the Company shall not be affected by any notice to the contrary.
     SECTION 6. Transfers and Exchanges.
          6.1 Limitation on Transfers.
          (a) A Holder may not transfer, assign or encumber all or any part of this Warrant (including through the grant of participation interests) (a “Transfer”).
          (b) Notwithstanding the foregoing, a Holder may Transfer all or any portion of this Warrant to (i) any of its Affiliates or (ii) any Qualified Purchaser who is also a Lender under the Credit Facility; provided however that any such transfer pursuant to clause (b)(ii) would not, after giving effect to such transfer, result in such transferee owning a greater or a lesser percentage of outstanding Warrants than such transferee’s pro rata share of Commitments under the Credit Facility, and provided further that in each case (i) and (ii) above the transferee shall agree in writing to be bound by the terms of this

Warrant Agreement, and such transfer shall be in compliance with Section 23A of the Federal Reserve Act and the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Warrants. Notwithstanding the foregoing, (x) upon receipt of the consent of the Administrative Agent and Required Lenders or (y) so long as all obligations under the Credit Facility have been repaid or terminated, a Holder may transfer all or any portion of this Warrant to any Qualified Purchaser without any limitations on the number of Warrants so transferred imposed by clause (b)(ii) above.
          (c) Any purported Transfer other than in accordance with the terms of this Warrant Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership pursuant to any such Transfer.
          6.2 Registration of Transfers. The Company shall from time to time register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, duly executed by the Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Company. Cancelled Warrant Certificates shall thereafter be disposed of by or at the direction of the Company in accordance with applicable law.
          6.3 Exchange of Warrant Certificates. Warrant Certificates may be exchanged at the option of the Holder(s), when surrendered to the Company during normal business hours for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be cancelled by the Company. Such cancelled Warrant Certificates shall then be disposed of by the Company in accordance with applicable law.
     SECTION 7. Exercise of Warrants.
          7.1 Exercise of Warrants. A Warrant may be exercised upon surrender to the Company of the Warrant Certificate or Warrant Certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly completed and signed, and upon payment to the Company of the Exercise Price, as adjusted from time to time as provided herein, for each Warrant Share then purchased. Payment of the aggregate Exercise Price for all Warrant Shares being purchased in respect of a Warrant shall be made (a) by wire transfer of immediately available funds in United States Dollars or (b) by certified or official bank check for United States Dollars made payable to the order of the Company. Each Warrant not exercised prior to the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease as of such time.
          7.2 Issuance of Certificates Representing Shares. Upon such surrender of Warrants and payment of the aggregate Exercise Price, the Company shall issue and cause to be delivered promptly to or upon the written order of the Holder and in such name or names, as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a Holder of such Warrant Shares as of the date of the surrender of such Warrants and payment of the aggregate Exercise Price.
          7.3 Issuance of New Warrant Certificates. The Warrants shall be exercisable at the election of the Holders either in full or from time to time in part (in whole Warrant Shares) and, in the event that a Warrant Certificate evidencing Warrants is exercised in respect of fewer than all of the

Warrant Shares issuable on such exercise at any time prior to the Expiration Date, a new Warrant Certificate evidencing the remaining Warrant or Warrants will be promptly issued, and the Company, whenever required under this Warrant Agreement, will provide Warrant Certificates duly executed on behalf of the Company for such purpose.
          7.4 Cancellation of Warrant Certificates. All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled and disposed of by the Company in accordance with applicable law.
          7.5 Warrant Agreement. The Company shall keep copies of this Warrant Agreement and any notices given or received hereunder available for inspection by the Holders of the Warrants during normal business hours at its office. The Company shall supply the Holder from time to time with such numbers of copies of this Warrant Agreement as the Holders may request.
          7.6 Alternative Cashless Exercise. Notwithstanding any provision herein to the contrary, in lieu of exercising a Warrant as set forth above, a Holder may exercise a Warrant by electing to receive that number of Shares as determined below by surrendering to the Company such Warrant, with the applicable election to purchase Shares duly completed and signed by the Holder, in which event the Company shall issue to the Holder the number of Shares computed using the following formula:

CS	=	WCS	x	( MP – PP ) MP
where:
     “CS” equals the number of Shares to be issued to the Holder;
     “WCS” equals the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised;
     “MP” equals the Current Market Price per Share; and
     “PP” equals the Exercise Price.
Following the surrender of any Warrant pursuant to this Section 7.6, the Company shall promptly record the name of the Holder in the Warrant register for that number of Shares, as calculated above in such name or names as may be designated by such Holder.
          7.7 Fractional Shares. The Company shall not be required to issue fractional Warrant Shares on the exercise of any Warrant. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 7.7 be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Market Price multiplied by such fraction.
          7.8 When Exercise Effective. The exercise of any Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which such Warrant is surrendered to and the Exercise Price is received by the Company as provided in this Section 7 (the

“Exercise Date”) and the Person in whose name the Shares shall be issuable upon such exercise shall be deemed to be the Holder of such Shares for all purposes on the Exercise Date.
          7.9 Continued Validity. A Holder of Shares issued upon the exercise of any Warrant, in whole or in part, shall continue to be entitled to all of the rights and subject to all of the obligations set forth in the Company’s Certificate of Incorporation and By-Laws.
          7.10 BHCA Holders. If a Holder is a BHCA Holder, unless such Holder is a financial holding company and exercises such Warrant in reliance on, and in compliance with, the merchant banking exemption set forth in Regulation Y, such Holder shall not, and shall not permit any of its Bank Holding Company Affiliates to, exercise any Warrant if, after giving effect to such exercise, (a) such Holder and its Bank Holding Company Affiliates would own more than five percent (5%) of the total issued and outstanding Shares on a fully-diluted basis or (b) such Holder would be deemed under Regulation Y to have the power to exercise, directly or indirectly, a controlling influence over the management or policies of, or would otherwise control, the Company. For purposes of clause (b) of this Section 7.10, a reasoned opinion of counsel to such Holder delivered to such Holder (which is based on facts and circumstances deemed appropriate by such counsel) to the effect that such Holder does not have the power to exercise such a controlling influence or otherwise control the Company shall be conclusive.
     SECTION 8. Adjustment of Number of Warrant Shares Purchasable and Exercise Price. The number of Warrant Shares purchasable upon exercise of the Warrants and the Exercise Price shall be subject to adjustment from time to time as set forth in this Section 8. All of the adjustments referred to in this Section 8 shall only apply to Warrants which have not yet been exercised and shall not apply to Exempt Issuances. The Company shall not create any class of Shares which carries any rights to dividends or assets differing in any respect from the rights of the Shares, except as such classes of Shares, if any, may be in existence on the date hereof.
          8.1 Share Dividends, Subdivisions and Combinations. If at any time the Company shall:
          (a) declare or pay a dividend payable in Additional Shares;
          (b) subdivide or reclassify its outstanding Shares into a greater number of Shares; or
          (c) combine or reclassify its outstanding Shares into a smaller number of Shares;
then the number of Warrant Shares purchasable upon exercise of the Warrants immediately after the occurrence of any such event shall be adjusted to equal the number of Warrant Shares which a record holder of the number of Warrant Shares purchasable upon exercise of the Warrants immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.
          8.2 Issuance of Additional Shares. If at any time the Company shall (except as hereinafter provided) issue or sell any Additional Shares in exchange for consideration in an amount per Additional Share less than the Current Market Price at the time the Additional Shares are issued, then the number of Warrant Shares thereafter purchasable upon exercise of the Warrants shall be adjusted to that number determined by multiplying the number of Warrant Shares purchasable upon exercise of the Warrants immediately prior to such adjustment by a fraction (a) the numerator of which shall be the number of Shares outstanding immediately prior to the issuance of such Additional Shares plus the number of such Additional Shares so issued, and (b) the denominator of which shall be the number of Shares outstanding immediately prior to the issuance of such Additional Shares plus the number of Shares which the aggregate consideration for the total number of such Additional Shares so issued would purchase at the Current Market Price. For purposes of this Section 8.2, for all issuances of Shares except for those Shares issued in connection with an acquisition of assets or securities, a tender or exchange offer, a merger or other business combination, the date as of which the Current Market Price shall be computed shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such Additional Shares and (ii) the date of actual issuance of such Additional Shares. Subject to Section 8.5 hereof, no further adjustment of the number of Warrant Shares purchasable upon exercise of the Warrants shall be made under this Section 8.2 upon the issuance of any Additional Shares:
          (a) for which an adjustment is provided under Section 8.1 hereof;
          (b) which are issued pursuant to the exercise of any Options or the conversion, exchange or exercise of any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such Options or Convertible Securities (or upon the issuance of any Option therefor) pursuant to Section 8.3 or 8.4 hereof; or
          (c) as a distribution or a dividend which is distributed or declared and paid in accordance with Section 9.2 hereof.
          8.3 Issuance of Options. If at any time the Company shall issue or sell, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options, whether or not the rights to purchase thereunder are immediately exercisable, and the consideration received by the Company in payment for such Options (determined in accordance with Section 8.6(a) hereof) shall be less than the Current Market Price in effect on the date of and immediately prior to such issuance, sale or fixing of a record date, then the number of Warrant Shares thereafter purchasable upon exercise of the Warrants shall be adjusted as provided in Section 8.2 hereof on the basis that (a) the maximum number of Additional Shares issuable pursuant to all such Options shall be deemed to have been issued as of (and, accordingly, the date as of which the Current Market Price shall be computed shall be) the computation date specified in the next succeeding sentence of this Section 8.3, and (b) the aggregate consideration for such maximum number of Additional Shares shall be (subject to Section 8.5 hereof) the consideration received by the Company for the issuance or sale of such Additional Shares pursuant to the terms of such Options or pursuant to the terms of such Convertible Securities. For purposes of this Section 8.3, the computation date for clause (a) above shall be the earlier of (i) the date on which the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive any such Options, (ii) the date on which the Company shall enter into a firm contract for the issuance or sale of such Options and (iii) the date on which the Company shall issue or sell such Options. No further adjustment of the number of Warrant Shares purchasable upon exercise of the Warrants shall be made under this Section 8.3 upon the issuance or sale of any Options to subscribe for or purchase any Additional Shares or any Convertible Securities or upon the subsequent issue or sale of Additional Shares upon the exercise of such Options, if any such adjustment shall previously have been made upon the issuance or sale of such Option or upon the setting of a record date therefor, or upon any deemed issuance or sale of such Additional Shares, as a distribution or a dividend which is distributed or declared and paid in accordance with Section 9.2 hereof. Notwithstanding the foregoing, any issuance of an Option which is issued together with a debt security of the Company, as a unit, shall be treated for the purpose of this Section 8 as the issuance of a Convertible Security.
          8.4 Issuance of Convertible Securities. If at any time the Company shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the consideration received by the Company in payment for such Convertible Securities shall be less than the Convertible Security Value thereof, then the number of Warrant Shares thereafter purchasable upon exercise of the Warrants shall be increased to a number of Shares having a value immediately following the computation date (as established below) equal to the value of the number of Warrant Shares purchasable upon exercise of the Warrants immediately before such increase. For this purpose, the value before the increase will be the Current Market Price of the Shares (determined as at the date immediately preceding such increase) divided by the number of Shares outstanding on a fully diluted basis, and the value immediately following the computation date shall be the foregoing value, except that the numerator shall be the Current Market Price plus the cash amount paid to the Company for such Convertible Securities less the Convertible Security Value of such Convertible Securities on issuance and the denominator shall be increased by the number of Additional Shares issuable on exercise of such Convertible Securities. For purposes of this Section 8.4, the computation date shall be the earliest of (i) the date on which the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive any such Convertible Securities, (ii) the date on which the Company shall enter into a firm contract for the issuance or sale of such Convertible Securities and (iii) the date of actual issuance or sale of such Convertible Securities. No further adjustment of the number of Warrant Shares purchasable upon exercise of the Warrants shall be made under this Section 8.4 upon the issuance or sale of any Convertible Securities or the conversion or exchange of such Convertible Securities into Additional Shares:
          (a) which are issued or sold pursuant to the exercise of any Option therefor, if any such adjustment shall previously have been made upon the issuance or sale of an Option relating to such Convertible Securities pursuant to Section 8.3 hereof; or
          (b) if any such adjustment in respect thereof shall previously have been made upon the setting of a record date therefor, or upon any deemed issuance or sale of such Convertible Securities; or
          (c) as a distribution or a dividend which is distributed or declared and paid in accordance with Section 9.2 hereof.
          8.5 Superseding Adjustment of Warrant Share. If, at any time after any adjustment of the number of Warrant Shares purchasable upon exercise of the Warrants shall have been made pursuant to Section 8.3 or 8.4 hereof as a result of the issuance of Options or Convertible Securities, or after any new adjustment of the number of Warrant Shares purchasable upon exercise of the Warrants shall have been made pursuant to this Section 8.5, (a) such Options or the right of conversion, exchange or exercise of such Convertible Securities shall expire, and all or a portion of such Options or the right of conversion, exchange or exercise with respect to all or a portion of such Convertible Securities, as the case may be, shall not have been exercised or treated as having been exercised or otherwise canceled or acquired by the Company in connection with any settlement (including, without limitation, any cash settlement) of such Options or the rights of conversion, or exchange or exercise of such convertible Securities, or (b) there has been any change (whether by the passage of time or otherwise) in the number of Shares issuable upon exercise, conversion or exchange of such Options or Convertible Securities (including as a result of the operation of anti-dilution provisions applicable thereto), or (c) the consideration per Share, for which Additional Shares are issuable pursuant to such Options or the terms of any Convertible Securities, or the maturity of any such Convertible Security, shall be changed (whether by the passage of time or otherwise) then such previous adjustment shall be rescinded and annulled and the Additional Shares which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such Options or Convertible Securities on the basis of:
          (a) treating the number of Additional Shares, if any, theretofore actually issued or sold pursuant to the previous exercise of such Options or such right of conversion or exchange, as having been issued or sold on the date or dates of such issuance as determined for purposes of such previous adjustment and for the consideration actually received therefor;
          (b) treating the maximum number of Additional Shares (A) issuable pursuant to all Options which then remain outstanding and (B) necessary to effect the conversion or exchange of all Convertible Securities which then remain outstanding, as having been issued (subject, however, to further adjustment under this Section 8.5); and
          (c) making the computations called for in Section 8.4 hereof on the basis of the revised terms of such Convertible Securities as if the securities being subject to recomputation were newly issued as of the relevant recomputation date and, if and to the extent called for by the foregoing provisions of this Section 8 on the basis aforesaid, a new adjustment of the number of Warrant Shares purchasable upon exercise of the Warrants shall be made, and such new adjustment shall supersede the previous adjustment so rescinded and annulled.
          8.6 Other Provisions Applicable to Adjustments Under this Section 8. The following provisions shall be applicable to the making of adjustments of the number of Warrant Shares purchasable upon exercise of the Warrants hereinbefore provided for in this Section 8, irrespective of the accounting treatment of any consideration described below:
          (a) Computation of Consideration. To the extent that any Additional Shares, any Options or any Convertible Securities shall be issued for cash consideration, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company therefor, or, if such Additional Shares, Options or Convertible Securities are offered by the Company for subscription, the subscription price, or, if such Additional Shares, Options or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price. To the extent that such issuance or sale shall be for consideration other than cash, then the amount of such consideration shall be deemed to be the fair market value of such consideration at the time of such issuance, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary. The consideration for any Additional Shares issuable pursuant to any Option to subscribe for or purchase the same shall be the consideration received or receivable by the Company for the sale or issuance of such Option plus the additional consideration payable to the Company upon the exercise thereof in full. The consideration for any Additional Shares issuable pursuant to the terms of any Convertible Securities shall be the consideration paid or payable to the Company in respect of the subscription for, sale or issuance of such Convertible Securities plus the additional consideration payable to the Company upon the conversion or exchange thereof in full. In case of the issuance at any time of any Additional Shares in payment or satisfaction of any dividend upon any class of securities other than Shares, the Company shall be deemed to have received for such Additional Shares consideration equal to the amount of such dividend so paid or satisfied.
          (b) When Adjustments to be Made. The adjustments required by this Section 8 shall be made whenever and as often as any specified event requiring an adjustment shall occur. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
          (c) Fractional Interests. In computing adjustments under this Section 8, fractional interests in Shares shall be taken into account to the nearest one-hundredth of a Share.
          (d) When Adjustment Not Required. If the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution thereof to the holders of the Shares of the Company, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled, and no adjustment in the number of Warrant Shares thereafter purchasable upon exercise of the Warrants under Section 8.2, 8.3 or 8.4 hereof shall be made in respect of the Warrants held by such Holder.
          8.7 Adjustments of Exercise Price. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant is adjusted, as herein provided, the Exercise Price per Warrant Share payable upon exercise of the Warrant shall be adjusted (calculated to the nearest $.0001) so that it shall equal the price determined by multiplying the Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the aggregate number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the aggregate number of Warrant Shares so purchasable immediately thereafter.
     SECTION 9. Consolidation, Merger, Equity Exchange, Distributions. The provisions set forth in this Section 9 shall only apply to Warrants which have not yet been exercised.
          9.1 Consolidation, Merger, Equity Exchange, etc. In case a consolidation, merger or equity exchange of the Company shall be effected with another Person after the date hereof and the Company shall not be the surviving entity, or the Company shall be the surviving entity but its Shares shall be changed into securities or other property of another Person, or the sale, lease or transfer of all or substantially all of its assets to another Person shall be effected after the date hereof, then, as a condition of such consolidation, merger, equity exchange, sale, lease or transfer, lawful and adequate provision shall be made whereby each Holder shall thereafter have the right to purchase and receive, upon the exercise of its Warrants, on the basis and the terms and conditions specified herein (and in lieu of each Warrant Share immediately theretofore purchasable and receivable upon the exercise of the Warrants), such securities, cash or other property receivable upon such consolidation, merger, equity exchange, sale, lease or transfer as such Holder would have been entitled to receive if its Warrants had been exercised immediately prior to such event. In any such case, appropriate and equitable provision also shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including Section 8 hereof) shall thereafter be applicable, as nearly as may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of any Warrants. The Company shall not effect any such consolidation, merger, equity exchange, sale, lease or transfer unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, merger or equity exchange or the Person purchasing, leasing or otherwise acquiring such assets shall assume, by written instrument, the obligation to deliver to such Holder such securities, cash or other property as, in accordance with the foregoing provisions, such Holder may be entitled to upon the exercise of its Warrants. The above provisions of this Section 9.1 shall similarly apply to successive consolidations, mergers, equity exchanges, sales, leases or transfers.
          9.2 Distributions upon Declaration of Dividend or Other Distribution. In case the Company shall pay, upon the declaration and payment of any dividend or distribution (whether such dividend or distribution is in the form of cash, debt securities, equity securities or other property) on any class of Shares, then, in each case, the number of Warrant Shares purchasable after the record date for such distribution upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares purchasable upon the exercise of such Warrant immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price per Share immediately prior to the record date for such distribution and the denominator of which shall be the Current Market Price per Share immediately prior to the record date for such distribution less the amount of cash distributed or the then fair market value (as determined in good faith by the board of directors of the Company on a reasonable basis) such debt securities, equity securities or other property so distributed attributable to one Share; provided, however, that in lieu of making the foregoing adjustment the Company may make the same or a like distribution to the Holders of the Warrants as if their Warrants had been exercised on the day immediately preceding the record date of such distribution on the terms (subject to any adjustment pursuant to Section 8 for a prior event) on which such Warrants could have been exercised on such date.
          Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.
          9.3 Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any Shares (or Other Securities) of the Company (or any issuer of Other Securities or any other Person referred to in Section 9.1 hereof) or to subscription, purchase or other acquisition pursuant to any rights, options, warrants to subscribe for, purchase or otherwise acquire either Additional Shares or securities directly or indirectly convertible into or exchangeable for Additional Shares, issued or granted by the Company (or any such other issuer or Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of Section 9 hereof, the purchase rights granted by the Warrants, then, and in each such case, the computations, adjustments and readjustments provided for in said Section 8 with respect to the Warrant Shares shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the exercise of the Warrants, so as to protect the Holders against the effect of such dilution; or, in the event such Other Securities are issued or sold prior to the exercise of any Warrants and are not subsequently obtainable upon exercise of such Warrants, such adjustments shall instead be made to determine the adjusted amount of Shares represented by a Warrant Share, so as to protect the Holders against the effect of such dilution in accordance with Section 8 hereof.
     SECTION 10. Notice of Adjustments. Whenever the number of Warrant Shares purchasable upon exercise of the Warrants or the Exercise Price shall be adjusted pursuant to Section 9, the Company shall forthwith provide a certificate signed by its Chief Financial Officer, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a statement of the fair value, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, or by appraisal (if applicable), of any evidences of indebtedness, securities, property, warrants or other subscription or purchase rights referred to in Section 8) and specifying the number of Warrant Shares purchasable upon exercise of the Warrants and describing the number and kind of any other securities issuable upon exercise of the Warrants, and any change in the Exercise Price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly, and in any case within three (3) Business Days after the making of such adjustment, cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 20. The Company shall keep at its principal executive offices referred to in Section 20 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant designated by a Holder.
     SECTION 11. Payment of Taxes. No service charge shall be made to any Holder for any exercise, exchange or registration of transfer of Warrant Certificates, and the Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant

Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates or the certificates representing the Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
     SECTION 12. Mutilated or Missing Warrant Certificates. If any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like date and tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and such indemnity and security therefor as is customary and reasonably satisfactory to the Company, if requested. Applicants for such substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.
     SECTION 13. Reservation of Shares.
          13.1 Reservation of Shares. The Company will, commencing on the first day of the Exercise Period and at all times subsequent thereto until the sooner of the expiration of the Exercise Period or the exercise of all of the Warrants by the Holders thereof, reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of Shares which may then be deliverable upon the exercise of all outstanding Warrants.
          13.2 Transfer Agent. The Company or the transfer agent for the Shares and every subsequent transfer agent for any Shares issuable upon the exercise of any of the rights of purchase represented by the Warrants as aforesaid (the “Transfer Agent”) will be irrevocably authorized and directed at all times commencing on the first day of the Exercise Period, and continuing until the sooner of the expiration of the Exercise Period or the exercise of all of the Warrants by the Holders thereof, to reserve such number of authorized Shares as shall be required for such purpose. The Company will keep a copy of this Warrant Agreement on file with the Transfer Agent for any Shares issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 7.7. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 14.
          13.3 Valid Issuance of Warrant Shares. Before taking any action which would cause an adjustment pursuant to Section 8 hereof to reduce the Exercise Price below the then par value of the Warrant Shares, the Company shall take all corporate action necessary, in the opinion of its counsel (which may be counsel employed by the Company), in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.
          13.4 Shares Fully Paid and Nonassessable. The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will be, upon payment of the aggregate Exercise Price and issuance thereof, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.
     SECTION 14. Notices of Certain Corporate Actions
         14.1. In case:

          (i) the Company shall authorize the issuance to all holders of Shares of options, warrants or other rights (howsoever classified) to subscribe for or purchase Shares or of any other subscription rights or warrants;
          (ii) the Company shall authorize the distribution to all holders of Shares of evidences of its indebtedness or assets (including cash dividends);
          (iii) the Company shall authorize any other action that is covered by Sections 8.1, 8.2, 8.3, 8.4, 8.5 or Section 9 hereof;
          (iv) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease, exchange, conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Shares issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for Shares; or
          (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;
then, in each case, the Company shall cause to be delivered to each Holder at his address appearing on the Warrant register, at least fifteen (15) Business Days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the Holders to be entitled to receive any such rights, options, warrants or distribution are to be determined or (ii) the initial expiration date set forth in any tender offer or exchange offer for Shares or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that Holders shall be entitled to exchange such Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, lease, dissolution, liquidation or winding up, or the vote upon any action.
     SECTION 15. Holders’ Special Rights.
          15.1 Inspection Rights. If the Credit Facility is terminated or is no longer in effect or the Company or any party acting on its behalf disaffirms the Company’s obligations under the Credit Facility, then, as and when reasonably requested by the Holders, the Company shall provide to each Holder or the agents or representatives of such Holder all information and/or access to all information in respect of the Company and its subsidiaries.
          15.2 Financial Reports.
(A) The Company will file with the SEC, to the extent permitted, such quarterly and annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in those sections. The Company will promptly deliver to Holders, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. For purposes of this covenant, the Company will be deemed to have furnished all required reports and information referred to in this paragraph to the Holders as required by this covenant if it has timely filed the reports referred to in this paragraph with the SEC via the EDGAR filing system and such reports are publicly available.
(B) For so long as any Warrants remain outstanding and the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to each Holder the following reports:
          (a) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and which financial statements have been reviewed by the Company’s independent registered public accounting firm of an established national reputation in accordance with procedures as described in SAS No. 100, Interim Financial Information;
          (b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report from the Company’s independent registered public accounting firm of an established national reputation;
          (c) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available; and
          (d) to the extent the Company makes a general distribution of other information and documents to the holders of any of its securities, such information and documents shall also be provided to the Holders.
     SECTION 16. Expenses. All expenses incident to the Company’s performance of or compliance with this Warrant Agreement will be borne by the Company, including without limitation: (a) all expenses of printing Warrant Certificates; (b) messenger and delivery services and telephone calls; (c) all fees and disbursements of counsel for the Company; (d) all fees and disbursements of independent certified public accountants or knowledgeable experts selected by the Company; and (e) the Company’s internal expenses (including, without limitation, all salaries and expenses of their officers and employees performing legal or accounting duties).
     SECTION 17. Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants the following to each Holder:
          17.1 The Company has all requisite power and authority to execute, deliver and perform its obligations under the Warrant Agreement and the Warrants.
          17.2 This Warrant Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Holders listed in Exhibit B hereto, constitutes a valid and binding agreement of the Company.

          17.3 The Warrants have been duly authorized by the Company and when duly executed by the Company in accordance with the terms of this Warrant Agreement will have been validly issued and delivered, and will constitute valid and binding obligations of the Company, exercisable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law).
          17.4 The execution and delivery by the Company of this Warrant Agreement and the Warrant Certificates do not, and the consummation and performance of the transactions contemplated herein and therein, and the issuance of the Warrants, will not (i) contravene the Company’s charter or bylaws, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Company or any of its subsidiaries or any of their respective properties or (iv) result in or require the creation or imposition of any liens upon or with respect to any of the properties of the Company or any of its subsidiaries.
          17.5 The Warrant Shares have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of this Warrant Agreement and the Warrants, will be duly and validly issued and will conform to the existing Shares.
          17.6 Other than as disclosed in the Form 10-K (including the exhibits thereto) for the year ended December 31, 2008 (i) the Company has no outstanding restricted stocks, restricted stock units, options, warrants, convertible securities or other Equity Interests and (ii) there are no stockholder agreements, registration rights agreements, stock transfer restriction agreements (other than restrictions arising in connection with the Securities Act), voting trusts or similar agreements to which the Company or, to the knowledge of the Company, any other person is a party with respect to the Company’s securities.
          17.7 The representations and warranties of the Company in the Credit Facility are true and correct and may be relied upon by each Holder as of the date the Warrants are issued, in each case substituting entry into this Warrant Agreement and the transactions contemplated hereby for entry into the Credit Facility and the transactions contemplated thereby.
          17.8 No consent, approval, authorization, finding of suitability, registration, exemption or permit or (other than informational filings or notices) any filing with or notice to any governmental authority or regulatory body, or any third party that is a party to any of the documents, to which the Company or any of its subsidiaries is a party, is required in connection with, or as a condition to, the execution, delivery or performance by the parties of this Warrant Agreement and the consummation of the transactions contemplated hereby.
          17.9 The offer, sale, and issuance of the Warrants hereunder is exempt from registration and prospectus delivery requirements of the Securities Act, and the rules and regulations thereunder.
          17.10 The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of the Warrant, will be listed on the principal securities exchanges and markets within the United States of America on which other Shares are then listed.

     SECTION 18. Registration Rights.
          18.1 Piggy-Back Registration Rights.
          (a) If the Company proposes to file on its own behalf and/or on behalf of any holder of its securities a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively), including Form S-1, for the registration of any securities (a “Piggy-Back Registration”), it will give written notice to all Holders at least twenty (20) Business Days before the initial filing with the SEC of such registration statement (a “Piggy-Back Registration Statement”), which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company. The notice shall offer to include in such filing the aggregate number of Registrable Securities into which the Warrants are convertible as such Holders may request.
          (b) Each Holder desiring to have Registrable Securities registered under this Section 18.1 (“Participating Piggy-Back Holders”) shall advise the Company in writing within ten (10) Business Days after the date of receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company shall thereupon include in such filing the number or amount of Registrable Securities for which registration is so requested, subject to Section 18.1(c) below, and shall use its best efforts to effect registration of such Registrable Securities under the Securities Act.
          (c) If the Piggy-Back Registration relates to an underwritten public offering and the managing underwriter of such proposed public offering advises in writing that, in its opinion, the amount of Registrable Securities requested to be included in the Piggy-Back Registration Statement in addition to the securities being registered by the Company would be greater than the total number of securities which can be sold therein without having a material adverse effect on the distribution of such securities or otherwise having a material adverse effect on the marketability thereof (the “Maximum Number of Securities”), then:
            (i) in the event the Company initiated the Piggy-Back Registration, the Company shall include in such Piggy-Back Registration, in the priority listed below, up to the Maximum Number of Securities:
(1)	first, the securities the Company proposes to register for the account of the Company,

(2)	second, the securities of the Company of any holder of KV Registration Rights requested to be included in such registration in accordance with Section 2.2 of the KV Agreement,

(3)	third, all Registrable Securities requested to be included in such registration by Participating Piggy-Back Holders (allocated, if necessary for the offering not to exceed the Maximum Number of Securities, pro rata among such Holders based on the number of Registrable Securities of the Company held by each selling Holder which are sought to be included in the Piggy-Back Registration, all measured at the time of filing of the Piggy-Back Registration Statement), and

(4)	fourth, the securities of the Company of any other selling security holders (other than holders of KV Registration Rights and Participating Piggy-Back Holders) requested to be included in such registration by such holders (allocated, if necessary for the offering not to exceed the Maximum Number of Securities, pro rata among such holders based on the number of securities of the Company held by each such selling holder which are sought to be included in the Piggy-Back Registration, all measured at the time of filing of the Piggy-Back Registration Statement).
          (ii) in the event any holder of KV Registration Rights initiated the Piggy-Back Registration, the Company shall include in such Piggy-Back Registration, in the priority listed below, up to the Maximum Number of Securities:
(1)	first, the securities the Company that such initiating security holder proposes to register plus securities of the Company of any “Requesting Holders” pursuant to Section 2.1.4 of the KV Agreement,

(2)	second, all Registrable Securities requested to be included in such registration by Participating Piggy-Back Holders, (allocated, if necessary for the offering not to exceed the Maximum Number of Securities, pro rata among the Holders based on the number of Registrable Securities of the Company held by each selling Holder which are sought to be included in the Piggy-Back Registration, all measured at the time of filing of the Piggy-Back Registration Statement),

(3)	third, the securities of the Company of any other selling security holders (other than holders of KV Registration Rights and Participating Piggy-Back Holders) requested to be included in such registration by such holders (allocated, if necessary for the offering not to exceed the Maximum Number of Securities, pro rata among such holders based on the number of securities of the Company held by each such selling holder which are sought to be included in the Piggy-Back Registration, all measured at the time of filing of the Piggy-Back Registration Statement), and

(4)	fourth, any securities the Company proposes to register for the account of the Company.
          provided, however, that the Company shall be required to include in such Piggy-Back Registration the securities of holders identified in paragraphs (2) through (4) above only in such amount and in the priority listed above that would not have an “Adverse Effect” as defined in Section 2.1.5 of the KV Agreement.
           (iii) in the event that any holder of securities of the Company (other than holders of KV Registration Rights) initiated the Piggy-Back Registration, including the Holders, the Company shall include in such Piggy-Back Registration, in the priority listed below, up to the Maximum Number of Securities:
(1)	first, all Registrable Securities requested to be included in such registration by the holders that initiated the Piggy-Back Registration and the securities requested to be included in such registration by holders of KV Registration Rights (allocated, if necessary for the offering not to exceed the Maximum Number of Securities, pro rata among all such holders based on the number of securities of the Company held by each such holder, all measured at the time of filing of the Piggy-Back Registration Statement),

(2)	second, all Registrable Securities requested to be included in such registration by Participating Piggy-Back Holders, (allocated, if necessary for the offering not to exceed the Maximum Number of Securities, pro rata among such Holders based on the number of Registrable Securities of the Company held by each selling Holder which are sought to be included in the Piggy-Back Registration, all measured at the time of filing of the Piggy-Back Registration Statement), and

(3)	third, any other securities the Company requested to be included in such registration (including the securities to be sold for the account of the Company).
          (d) The Company will not hereafter enter into any agreement, which is inconsistent with the rights of priority provided in clause (c) above.
          18.2 Demand Registration Rights.
          (a) Any Holder may request that the Company effect a registration (a “Demand Registration”) under the Securities Act covering all or part of the Registrable Securities, which request shall specify the intended method or methods of disposition of such Registrable Securities. The Company shall promptly notify any other Holders in writing of the receipt of such request and each such Holder may elect (by written notice sent to the Company within ten (10) Business Days from the date of such Holder’s receipt of the aforementioned notice from the Company) to have all or part of such Holder’s Registrable Securities included in such registration thereof pursuant to this Section 18.2, and such Holder shall specify in such notice the number of Registrable Securities that such Holder elects to include in such registration. Thereupon the Company shall, as expeditiously as is possible, but in any event no later than forty-five (45) days (excluding any days which occur during a permitted Blackout Period under Section 18.3) after receipt of a written request for a Demand Registration, file with the SEC and use its best efforts to cause to be declared effective, a registration statement (a “Demand Registration Statement”) relating to the Registrable Securities which the Company has been so requested to register by such Holders (“Participating Demand Holders”) for sale, to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Registrable Securities so registered. With respect to any Demand Registration, the Participating Demand Holders may request the Company to effect a registration of the Registrable Securities under a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration Statement”).
          (b) If the majority-in-interest of the Participating Demand Holders in a Demand Registration relating to a public offering so request that the offering be underwritten with a managing underwriter and such managing underwriter of such Demand Registration advises the Company in writing that, in its opinion, the number of Registrable Securities to be included in such offering by Participating Demand Holders (plus, in the event that at the time a request for Demand Registration is made by a Holder pursuant to this Agreement there are outstanding KV Registration Rights and one or more holders of KV Registration Rights notify the Company of its or their election to participate in the Demand Registration in accordance with terms of the KV Agreement, the number of securities requested to be included by such holder(s) of KV Registration Rights) is greater than the total number of securities which can be sold therein without having a material adverse effect on the distribution of such securities or otherwise having a material adverse effect on the marketability thereof (the “Maximum Number of Demand Securities”), then (i) if no holder of KV Registration Rights has notified the Company of its election to participate in such Demand Registration, the Company shall include in such Demand Registration such number of Registrable Securities that the Participating Demand Holders have requested to be registered thereunder allocated among all such Participating Demand Holders on a pro rata basis (based on the number of Registrable Securities held by each Participating Demand Holder) so that the aggregate number of such Registrable Securities included in such Demand Registration does not exceed the Maximum Number of Demand Securities, and (ii) in the event that at the time a request for Demand Registration is made by a Holder pursuant to this Agreement there are outstanding KV Registration Rights and one or more holders of KV Registration Rights notify the Company of its or their election to participate in the Demand Registration in accordance with terms of the KV Agreement, such Demand Registration shall be deemed to be a Piggy-Back Registration and the provisions of Section 18.1(c)(iii) shall be applicable in determining registration priority rights as between the Holders and the holders of KV Registration Rights so that the aggregate number of such Registrable Securities and securities of such holders of KV Registration Rights included in such Demand Registration does not exceed the Maximum Number of Demand Securities. If the amount of such Registrable Securities does not exceed the Maximum Number of Demand Securities, the Company may include in such Demand Registration any other securities of the Company, as the Company may in its discretion determine or be obligated to allow, in an amount which together with the Registrable Securities included in such Demand Registration shall not exceed the Maximum Number of Demand Securities.
          (c) Registrations under this Section 18.2 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Company and as shall be reasonably acceptable to the majority-in-interest of the Participating Demand Holders and (ii) as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the applicable Holders’ requests for such registration. Notwithstanding the foregoing, if, pursuant to a Demand Registration, (x) the Company proposes to effect registration by filing a Registration Statement on Form S-3 (or any successor or similar short-form registration statement), (y) such registration is in connection with an underwritten offering and (z) the managing underwriter or underwriters shall advise the Company in writing that, in its or their opinion, the use of another form of registration statement (or the inclusion, rather than the incorporation by reference, of information in the prospectus related to a Registration Statement on Form S-3 (or other short-form registration statement)) is of material importance to the success of such proposed offering, then such registration shall be effected on such other form (or such information shall be so included in such prospectus).
          (d) Holders shall be entitled to an aggregate of six (6) requests pursuant to Section 18.2(a) (each, a “Demand for Registration”); provided however that (i) each Holder shall be entitled to at least one (1) and no more than two (2) of such requests and (ii) the Holders shall make no more than two (2) Demands for Registration within any 12 month period; provided further that a registration requested pursuant to Section 18.2(a) shall not be deemed to have been made for purposes of this Section 18.2(d) unless (i) it has been declared effective by the SEC, (ii) it has remained effective, and (iii) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court (other than any such stop order, injunction, or other requirement of the SEC or other governmental agency or court prompted by act or omission of Holders of Registrable Securities).

          (e) If any Holder of Registrable Securities disapproves of the terms of any underwritten offering, such Holder may elect to withdraw all its Registrable Securities by written notice to the Company, the managing underwriter and the other Holders participating in such registration. The Registrable Securities so withdrawn shall also be withdrawn from registration.
          18.3 Blackout Periods. The Company shall have the right to delay the filing or effectiveness of a Demand Registration Statement required pursuant to Section 18.2 during no more than two periods aggregating to not more than ninety (90) days (a “Blackout Period”) in the event that (a) the Company would, in accordance with the reasonable written advice of its counsel, be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and (b) in the judgment of the board of directors of the Company, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any financing, acquisition, merger, disposition of assets (not in the ordinary course of business), corporate reorganization or other similar transaction involving the Company; provided, however, that the Company shall delay during such Blackout Period the filing or effectiveness of any Demand Registration Statement required pursuant to the registration rights of the holders of any securities of the Company. The Company shall promptly give the Holders written notice of such determination containing a general statement of the reasons for such postponement and an approximation of the duration of the anticipated delay.
          18.4 Registration Procedures. If the Company is required by the provisions of Section 18 to effect the registration of the Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:
          (a) prepare and file with the SEC the applicable Registration Statement with respect to the Registrable Securities and use its best efforts to cause such Registration Statement promptly to become and remain effective for a period of time required for the disposition of the Registrable Securities by the Holders thereof (except with respect to a Shelf Registration Statement which shall remain effective for a period not to exceed three (3) years); provided, however, that before filing such Registration Statement or any amendments thereto, the Company shall furnish to the Holders copies of all documents and amendments proposed to be filed, which documents will be subject to the review of counsel to the Holders or any underwriter, and the Company will make corrections reasonably requested by such Holder with respect to such information prior to filing any such Registration Statement or amendment The Company shall not be deemed to have used its best efforts to keep such Registration Statement effective during the applicable period if it voluntarily takes any action that would result in the Holders of the Registrable Securities not being able to sell such Registrable Securities during that period;
          (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus or preliminary prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of in a public offering or, with respect to the Shelf Registration Statement, the expiration of the three year period referred to in subsection (a) above;
          (c) furnish to such selling Holders and the underwriters such number of conformed copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits and documents incorporated by reference), and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such selling Holders or the underwriters may reasonably request;

          (d) use its commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Holder of such securities or the managing underwriter shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable such selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder (provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this clause (d) be obligated to do so; and provided, further, that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit any of its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so), and do such other reasonable acts and things as may be required of it to enable such Holder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;
          (e) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 18.1 or Section 18.2 , if the method of distribution is by means of an underwriting, on the date that the Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the Registration Statement with respect to such Registrable Securities becomes effective, (1) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request; and (2) letters dated such date and the date the offering is priced from the independent registered public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request (i) stating that they are independent registered public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the Registration Statement or the prospectus, or any preliminary prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than three (3) Business Days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;
          (f) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;
          (g) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Holders no later than forty-five (45) days after the end of any twelve (12)month period (or, if such period is a fiscal year, ninety (90) days (or such shorter time as may be specified in General Instruction A(2) to Form 10-K under the Exchange Act, or its successor form, as the period within which the Company is required to file its annual reports on such form)) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten public offering, or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said twelve (12) month periods;
          (h) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;
          (i) give written notice to the Holders:
     (i) when such Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;
     (ii) of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus or the preliminary prospectus included therein or for additional information;
     (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose;
     (iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
     (v) of the happening of any event that requires the Company to make changes in such Registration Statement or the prospectus or the preliminary prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);
          (j) use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest possible time;
          (k) furnish to each Holder, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits (including those, if any, incorporated by reference);
          (l) upon the occurrence of any event contemplated by Section 18.4 (i)(v) above, promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or preliminary prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus or the preliminary prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 18.4 (i)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and the period of effectiveness of such Registration Statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 18.4(l);

          (m) make reasonably available for inspection by the representatives of the Holders, any underwriter participating in any disposition pursuant to such Registration Statement and any counsel, accountant or other agent retained by such representative or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s employees to supply all relevant information reasonably requested by such representative or any such underwriter, counsel, accountant or agent in connection with the registration;
          (n) in connection with any underwritten offering, make the senior executives of the Company available to the selling Holders and the underwriters for meetings with prospective purchasers of the Registrable Securities and prepare and present to potential investors customary “road show” material in each case in accordance with the recommendations of the underwriters and in all respects in a manner consistent with other new issuances of securities in an offering of a similar size to such offering of the Registrable Securities;
          (o) permit any selling Holder to participate in the preparation of any Registration Statement, the prospectus or any preliminary prospectus, or any amendments thereto, and, if requested by any Holder or the managing underwriter, promptly incorporate in the Registration Statement, the prospectus, prospectus supplement or any amendment thereto such information as such Holders or the managing underwriter reasonably requests to be included therein; and
          (p) use commercially reasonable efforts to procure the cooperation of the Transfer Agent in settling any offering or sale of Registrable Securities into book-entry form in accordance with any procedures reasonably requested by the Holders or the underwriters.
          18.5 Expenses of Registration. All expenses incurred in connection with each registration pursuant to this Section 18, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance), fees of FINRA or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, fees and expenses of the Company and the underwriters relating to “road show” investor presentations, including the cost of any aircraft chartered for such purpose, and the fees and disbursements of one counsel for the selling Holders (which counsel shall be selected by the Holders holding a majority-in-interest of the Registrable Securities being registered), shall be paid by the Company, except that the Holders shall bear and pay the underwriting commissions.
          18.6 Rule 144 and Rule 144A Information.
          (a) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:
          (b) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;
          (c) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
          (d) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the

Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration.
          (e) At all times during which the Company is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, it will provide, upon the written request of any holder of Registrable Securities in written form (as promptly as practicable and in any event within fifteen (15) Business Days), to any prospective buyer of such Common Stock designated by such holder, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the SEC under the Securities Act.
     SECTION 19. Indemnification and Contribution.
          (a) The Company shall indemnify and hold harmless each Holder, its directors, officers, employees, advisors, agents, partners, members, managers and Affiliates and each Person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Holder or participating Person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, or prospectus or any amendment thereof or supplement thereto, or any documents incorporated by reference therein or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any other federal securities laws or applicable “blue sky” or state securities laws, and shall reimburse each Holder, its directors, officers, employees, advisors, agents, partners, members, managers and Affiliates, and such participating Person or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any Holder, its directors, officers, employees, advisors, agents, partners, members, managers and Affiliates, participating Person or controlling Person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration Statement by any such Holder, its directors, officers, employees, advisors, agents, partners, members, managers and Affiliates, participating Person or controlling Person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, its directors, officers, employees, advisors, agents, partners, members, managers and Affiliates, participating Person or controlling Person, and shall survive the transfer of the Registrable Securities by such Holder. The reimbursements required by this Section 19(a) shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
          (b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, each such Holder shall indemnify and hold harmless the Company, its directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer or controlling person may become subject, under the Securities Act, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, or prospectus or any amendment thereof or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary prospectus, the prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such Registration Statement; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 19(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the prior written consent of such Holder, and provided, further, that the obligation to indemnify will be several, not joint and several, among such Holders of Registrable Securities and the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the Registrable Securities sold by such Holder under such Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Securities covered by such Registration Statement.
          (c) If the indemnification provided for in this Section 19 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding the provisions of this Section 19(c), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities.
          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 19(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding clause. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          (d) Any Person entitled to indemnification under this Section 19 agrees to give prompt written notice to the indemnifying party after the receipt by the indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the indemnified party intends to claim indemnification or contribution pursuant to this Warrant Agreement; provided, that the failure so to notify the indemnified party shall not relieve the indemnifying party of any liability that it may have to the indemnifying party hereunder. If notice of commencement of any such action is given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action, or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (A) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there are one or more legal defenses available to it which are substantially different from or additional to those available to the indemnifying party. No indemnifying party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.
          (e) The agreements contained in this Section 19 shall survive the transfer of the Registrable Securities by any Holder and sale of all the Registrable Securities pursuant to any Registration Statement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder, its directors and officers and Affiliates or participating or controlling Person.
     SECTION 20. Notices to the Company and the Holders. Any notice or demand authorized or permitted by this Warrant Agreement to be given or made by any Holder to or on the Company shall be sufficiently given or made if given in writing, by certified or registered mail, return receipt requested, postage prepaid, or by U.S. express mail service, or by private overnight mail service (e.g. Federal Express), or by facsimile transmission. Any such notice, request, demand, other communication or delivery shall be deemed to have been received (a) on the business day actually received if given by facsimile transmission, (b) on the business day immediately subsequent to mailing, if sent by U.S. express mail service or private overnight mail service, or (c) three (3) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided herein) and shall be given as follows:
If to Company:
Grubb & Ellis Company
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
Facsimile No.: (714) 667-0315
Attention: Chief Financial Officer
with a copy simultaneously by like means to:
Zukerman Gore Brandeis & Crossman, LLP
875 Third Avenue
New York, NY 10022
Facsimile No.: (212) 223-6433
Attention: Clifford A. Brandeis, Esq.

          If to a Holder, to the address set forth on Exhibit B annexed hereto, (unless otherwise previously instructed by such Holder) with a copy simultaneously by like means to:
Shearman & Sterling LLP
599 Lexington Ave
New York, NY 10022
Telephone No: 212-848-4000
Facsimile No.: 212-848-7179
Attention: Malcolm K. Montgomery, Esq.
     SECTION 21. Supplements and Amendments. The Company may from time to time supplement or amend this Warrant Agreement without the approval of any Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not in any way adversely affect the interests of the Holders. Any other amendment or supplement to this Warrant Agreement shall require the written consent of the Majority Holders. The consent of each Holder affected shall be required for any amendment of this Warrant Agreement pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased.
     SECTION 22. Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company shall bind and inure to the benefit of their respective successors and assigns hereunder.
     SECTION 23. Termination. This Warrant Agreement shall terminate on the Expiration Date, after which time this Warrant Agreement and all Warrants shall no longer be of any force or effect. Notwithstanding the foregoing, this Warrant Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. The provisions of Sections 16, 17, 18 and 19 shall survive such termination.
     SECTION 24. Governing Law; Jurisdiction. This Warrant Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the internal laws of said State. The parties hereto irrevocably consent to the jurisdiction of the state and federal courts sitting in the City of New York in connection with any action, suit or proceeding arising out of or relating to this Warrant Agreement.
     SECTION 25. Benefits of this Warrant Agreement. Nothing in this Warrant Agreement shall be construed to give to any Person other than the Company and the Holders any legal or equitable right, remedy or claim under this Warrant Agreement; but this Warrant Agreement shall be for the sole and exclusive benefit of the Company and the Holders.
     SECTION 26. Counterparts. This Warrant Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     SECTION 27. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.
     SECTION 28. Further Assurances. From time to time on and after the date hereof, the Company shall deliver or cause to be delivered to the Holders such further documents and instruments and shall do and cause to be done such further acts as the Holders shall reasonably request (it being understood that the Holders shall have no obligation to make such request) to carry out more effectively the provisions and purposes of this Warrant Agreement, to evidence compliance herewith or to assure itself that it is protected hereunder.
     SECTION 29. Entire Agreement. This Warrant Agreement and the Warrant Certificates constitute the entire agreement of the Company and the Holders with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Company and the Holders with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed, as of the day and year first above written.

Grubb & Ellis Company, as the Company
By:	/s/ Richard W. Pehlke
Name:	Richard W. Pehlke
Title:	EVP & CFO

Deutsche Bank Trust Company Americas, as a Holder
By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/ George R. Reynolds
Name:	George R. Reynolds
Title:	Director

Fifth Third Bank, as a Holder
By:	/s/ Matthew D. Rodgers
Name:	Matthew D. Rodgers
Title:	Vice President

JPMorgan Chase, N.A., as a Holder
By:	/s/ Jacqueline P. Yardley
Name:	Jacqueline P. Yardley
Title:	Senior Vice President

KeyBank National Association, as a Holder
By:	/s/ James T. Freel
	Name:	James T. Freel
	Title:	Senior Vice President